Exhibit 16.1

March 21, 2017

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Loxo Oncology, Inc. in its Form 8-K dated March 21, 2017, which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ CohnReznick LLP